Exhibit 99.1

Global Partners Reports Third-Quarter 2018 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 8, 2018--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2018.

“Our Gasoline Distribution and Station Operations (GDSO) segment performed well in the third quarter. GDSO product margin increased $17.9 million from the same period in 2017, driven by the Champlain Oil and Cheshire Oil acquisitions completed in the third quarter this year and the purchase of Honey Farms in the fourth quarter last year,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “In our Wholesale segment, Q317 significantly benefitted from weather-related supply disruptions. This year’s Q3 did not experience similar disruptions, which was a key reason for the decline in year-over-year Wholesale segment product margin.

“While our segment results for the third quarter were mixed, the fundamentals of our business are strong. We have increased the lower end of our guidance by $5 million, and our full-year 2018 EBITDA guidance is now $195 million to $215 million,” Slifka said.

For the third quarter of 2018, the net loss attributable to the Partnership was $14.1 million, or $0.44 per common limited partner unit, compared with net income attributable to the Partnership of $14.9 million, or $0.44 per diluted common limited partner unit, for the same period of 2017.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $35.8 million in the third quarter of 2018 compared with $60.8 million in the year-earlier period.

Distributable cash flow (DCF) was $5.3 million in the third quarter of 2018 compared with $32.3 million in the same period of 2017. These results included a net loss on sale and disposition of assets and a net goodwill and long-lived asset impairment of $1.3 million and $3.0 million for the three months ended September 30, 2018 and 2017, respectively.

Adjusted EBITDA was $37.2 million in the third quarter of 2018 compared with $63.8 million in the third quarter of 2017.

Gross profit in the third quarter of 2018 was $135.0 million compared with $150.1 million in the third quarter of 2017, primarily due to lower product margins in the Wholesale segment partly offset by higher product margins in the Gasoline Distribution and Station Operations (GDSO) segment. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $157.2 million in the third quarter of 2018 compared with $172.3 million in the third quarter of 2017.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2018 and 2017.

GDSO segment product margin was $148.6 million in the third quarter of 2018, an increase of $17.9 million compared with $130.7 million in the third quarter of 2017, primarily reflecting the contribution of the acquisitions of Champlain Oil, Cheshire Oil and Honey Farms.

Wholesale segment product margin was $3.2 million in the third quarter of 2018 compared with $36.6 million in the third quarter of 2017, primarily due to less favorable market conditions. Q3 2017 benefitted significantly from weather-related supply disruptions that did not occur in Q3 2018.

Commercial segment product margin was $5.5 million in the third quarter of 2018 compared with $5.0 million in the same period of 2017, primarily due to an increase in bunkering activity.

Sales in the third quarter of 2018 were $3.5 billion compared with $2.2 billion in the third quarter of 2017 due to increases in prices and in volume sold. Wholesale segment sales were $1.9 billion in the third quarter of 2018 compared with $962.0 million in the third quarter of 2017. GDSO segment sales were $1.2 billion in the third quarter of 2018 compared with $992.3 million in the third quarter of 2017. Commercial segment sales were $344.2 million in the third quarter of 2018 compared with $205.4 million in the third quarter of 2017.

Volume in the third quarter of 2018 was 1.5 billion gallons compared with 1.1 billion gallons in the same period of 2017. Wholesale segment volume was 924.6 million gallons in the third quarter of 2018 compared with 580.8 million gallons in the third quarter of 2017. GDSO volume was 424.1 million gallons in the third quarter of 2018 compared with 410.1 million gallons in the same period of 2017. Commercial segment volume was 166.5 million gallons in the third quarter of 2018 compared with 128.5 million gallons in the same period of 2017.

Recent Highlights

  Global’s Board of Directors announced a quarterly cash distribution of $0.4750 per unit, or $1.90 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 to September 30, 2018. The distribution will be paid on November 14, 2018 to unitholders of record as of the close of business on November 9, 2018.
  Global’s Board of Directors declared the initial quarterly cash distribution of $0.6635 per unit on the Partnership’s Series A preferred units, covering the period from August 7, 2018 (the issuance date of the Series A preferred units) through November 14, 2018. This distribution will be paid on November 15, 2018 to holders of record as of the opening of business on November 1, 2018.

Business Outlook

“We continue to capitalize on our expertise in acquiring, integrating and operating assets,” Slifka said. “Looking ahead, we remain focused on driving growth through organic investments and strategic M&A.”

Global has increased the lower end of its full-year 2018 EBITDA guidance by $5 million. 2018 EBITDA guidance is now a range of $195 million to $215 million compared with a prior range of $190 million to $215 million. This guidance excludes any gain or loss on the sale and disposition of assets, and any goodwill and long-lived asset impairment charges. EBITDA guidance for 2018 also excludes the recognition in the first quarter of 2018 of a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit, which tax credit program expired in 2011. Based upon the significant passage of time from that 2011 date, including underlying statutes of limitation, as of January 31, 2018 the Partnership determined that the liability was no longer required. This recognition of one-time income did not impact cash flows from operations for the three months ended March 31, 2018 and will not impact cash flows from operations for the year ending December 31, 2018.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2018 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2018 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and propane, and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,600 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sales	$3,468,835	$2,159,746	$9,398,301	$6,520,060
Cost of sales	3,333,861	2,009,652	8,969,736	6,094,577
Gross profit	134,974	150,094	428,565	425,483

Costs and operating expenses:
Selling, general and administrative expenses	42,127	40,134	121,447	111,600
Operating expenses	83,776	70,338	234,043	208,720
Gain on trustee taxes	-	-	(52,627)	-
Lease exit and termination gain	(3,506)	-	(3,506)	-
Amortization expense	3,079	2,260	7,984	6,781
Net loss (gain) on sale and disposition of assets	940	2,190	5,840	(7,291)
Goodwill and long-lived asset impairment	414	809	414	809
Total costs and operating expenses	126,830	115,731	313,595	320,619

Operating income	8,144	34,363	114,970	104,864

Interest expense	(22,579)	(20,626)	(65,637)	(65,836)

(Loss) income before income tax (expense) benefit	(14,435)	13,737	49,333	39,028

Income tax (expense) benefit	(29)	723	900	(72)

Net (loss) income	(14,464)	14,460	50,233	38,956

Net loss attributable to noncontrolling interest	384	418	1,142	1,242

Net (loss) income attributable to Global Partners LP	(14,080)	14,878	51,375	40,198

Less: General partner's interest in net (loss) income, including
incentive distribution rights	(27)	100	479	270
Less: Series A preferred limited partner interest in net income	1,009	-	1,009	-

Net (loss) income attributable common limited partners	$(15,062)	$14,778	$49,887	$39,928

Basic net (loss) income per common limited partner unit (1)	$(0.44)	$0.44	$1.48	$1.19

Diluted net (loss) income per common limited partner unit (1)(2)	$(0.44)	$0.44	$1.47	$1.18

Basic weighted average common limited partner units outstanding	34,114	33,644	33,680	33,570

Diluted weighted average limited partner units outstanding	34,114	33,945	33,894	33,839

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

(2) Basic common limited partner units were used to calculate diluted earnings per common limited partner unit for the three months ended September 30, 2018, as using the effects of phantom units would have an anti-dilutive effect.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$12,451	$14,858
Accounts receivable, net	407,537	417,263
Accounts receivable - affiliates	5,310	3,773
Inventories	481,457	350,743
Brokerage margin deposits	15,226	9,681
Derivative assets	7,281	3,840
Prepaid expenses and other current assets	89,599	77,977
Total current assets	1,018,861	878,135

Property and equipment, net	1,109,892	1,036,667
Intangible assets, net	62,221	56,545
Goodwill	352,550	312,401
Other assets	31,806	36,421

Total assets	$2,575,330	$2,320,169

Liabilities and partners' equity
Current liabilities:
Accounts payable	$336,530	$313,412
Working capital revolving credit facility - current portion	307,700	126,700
Environmental liabilities - current portion	5,001	5,009
Trustee taxes payable	37,734	110,321
Accrued expenses and other current liabilities	97,377	99,507
Derivative liabilities	13,944	13,708
Total current liabilities	798,286	668,657

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	244,200	196,000
Senior notes	663,775	661,774
Environmental liabilities - less current portion	60,320	52,968
Financing obligations	150,132	150,334
Deferred tax liabilities	38,563	40,105
Other long-term liabilities	53,572	56,013
Total liabilities	2,108,848	1,925,851

Partners' equity
Global Partners LP equity	464,259	390,953
Noncontrolling interest	2,223	3,365
Total partners' equity	466,482	394,318

Total liabilities and partners' equity	$2,575,330	$2,320,169

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$5,586	$30,422	$54,423	$64,415
Crude oil	(7,606)	(8,405)	2,885	3,248
Other oils and related products	5,175	14,589	31,477	52,290
Total	3,155	36,606	88,785	119,953
Gasoline Distribution and Station Operations segment:
Gasoline distribution	91,335	84,170	238,434	230,608
Station operations	57,265	46,492	149,479	128,629
Total	148,600	130,662	387,913	359,237
Commercial segment	5,478	5,022	16,524	13,335
Combined product margin	157,233	172,290	493,222	492,525
Depreciation allocated to cost of sales	(22,259)	(22,196)	(64,657)	(67,042)
Gross profit	$134,974	$150,094	$428,565	$425,483

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(14,464)	$14,460	$50,233	$38,956
Net loss attributable to noncontrolling interest	384	418	1,142	1,242
Net (loss) income attributable to Global Partners LP	(14,080)	14,878	51,375	40,198
Depreciation and amortization, excluding the impact of noncontrolling interest	27,310	25,998	78,483	77,885
Interest expense, excluding the impact of noncontrolling interest	22,579	20,626	65,637	65,836
Income tax expense (benefit)	29	(723)	(900)	72
EBITDA	35,838	60,779	194,595	183,991
Net loss (gain) on sale and disposition of assets	940	2,190	5,840	(7,291)
Goodwill and long-lived asset impairment	414	809	414	809
Adjusted EBITDA (1)	$37,192	$63,778	$200,849	$177,509

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(29,676)	$152,514	$(45,902)	$362,441
Net changes in operating assets and liabilities and certain non-cash items	42,798	(111,544)	175,545	(244,062)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	108	(94)	215	(296)
Interest expense, excluding the impact of noncontrolling interest	22,579	20,626	65,637	65,836
Income tax expense (benefit)	29	(723)	(900)	72
EBITDA	35,838	60,779	194,595	183,991
Net loss (gain) on sale and disposition of assets	940	2,190	5,840	(7,291)
Goodwill and long-lived asset impairment	414	809	414	809
Adjusted EBITDA (1)	$37,192	$63,778	$200,849	$177,509

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(14,464)	$14,460	$50,233	$38,956
Net loss attributable to noncontrolling interest	384	418	1,142	1,242
Net (loss) income attributable to Global Partners LP	(14,080)	14,878	51,375	40,198
Depreciation and amortization, excluding the impact of noncontrolling interest	27,310	25,998	78,483	77,885
Amortization of deferred financing fees and senior notes discount	1,720	1,703	5,150	5,374
Amortization of routine bank refinancing fees	(1,022)	(1,019)	(3,066)	(3,249)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,616)	(9,258)	(25,860)	(21,943)
Distributable cash flow (2)(3)	5,312	32,302	106,082	98,265
Distributions to Series A preferred unitholders (4)	(1,009)	-	(1,009)	-
Distributable cash flow after distributions to Series A preferred unitholders	$4,303	$32,302	$105,073	$98,265

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(29,676)	$152,514	$(45,902)	$362,441
Net changes in operating assets and liabilities and certain non-cash items	42,798	(111,544)	175,545	(244,062)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	108	(94)	215	(296)
Amortization of deferred financing fees and senior notes discount	1,720	1,703	5,150	5,374
Amortization of routine bank refinancing fees	(1,022)	(1,019)	(3,066)	(3,249)
Non-cash tax reform benefit	-	-	-	-
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,616)	(9,258)	(25,860)	(21,943)
Distributable cash flow (2)(3)	5,312	32,302	106,082	98,265
Distributions to Series A preferred unitholders (4)	(1,009)	-	(1,009)	-
Distributable cash flow after distributions to Series A preferred unitholders	$4,303	$32,302	$105,073	$98,265

(1) Adjusted EBITDA for the three and nine months ended September 30, 2018 includes a lease exit and termination gain of $3.5 million. Adjusted EBITDA for the nine months ended September 30, 2018 includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow includes a net loss on sale and disposition of assets and a net goodwill and long-lived asset impairment of $1.3 million and $3.0 million for the three months ended September 30, 2018 and 2017, respectively, and $6.2 million and $7.7 million for the nine months ended September 30, 2018 and 2017, respectively. Excluding these charges, distributable cash flow would have been $6.6 million and $35.3 million for the three months ended September 30, 2018 and 2017, respectively, and $112.3 million and $106.0 million for the nine months ended September 30, 2018 and 2017, respectively. For the nine months ended September 30, 2018, distributable cash flow includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit. For the nine months ended September 30, 2017, distributable cash flow includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

(4) Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2018.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary